Exhibit 99.5

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

Board of Trustees
ProLogis
14100 East 35th Place
Aurora, Colorado 80011

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated June 5, 2005, to the Board of Trustees of ProLogis (“ProLogis”) as Annex B to, and to the reference thereto under the headings “SUMMARY — Opinions of Financial Advisors — Opinion of ProLogis’ Financial Advisor” and “THE MERGER - Opinions of Financial Advisors — Opinion of Banc of America Securities LLC — Financial Advisor to ProLogis” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving ProLogis and Catellus Development Corporation, which Joint Proxy Statement/Prospectus forms a part of ProLogis’ Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

July 13, 2005